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                                                                   EXHIBIT 10.34



                               PURCHASE AGREEMENT


         THIS PURCHASE AGREEMENT (this "Agreement"), dated as of March 27, 1997, is entered into by and among ROCKFORD LEASE FUNDING CORP., a New York corporation ("Seller"), ROCKFORD INDUSTRIES, INC., a California corporation ("Rockford"), CENTRE SQUARE FUNDING CORPORATION, a Delaware corporation ("Purchaser"), and TEXAS COMMERCE BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the "Trustee"), in its capacity as trustee under the trust created pursuant to the Pooling and Servicing Agreement described below.


                                    RECITALS

         Contemporaneously with the execution of this Agreement, Seller, as seller, Rockford, as servicer and Trustee, as trustee and back-up servicer, have executed that certain Pooling and Servicing Agreement dated of even date herewith (the "Pooling and Servicing Agreement"). Seller proposes, subject to the terms and conditions stated herein, to sell to Purchaser Class A Certificates issued pursuant to the Pooling and Servicing Agreement. Such Class A Certificates shall, as of any date of determination, have an outstanding principal balance not to exceed $150,000,000 (the "Commitment Amount"). Capitalized terms used in this Agreement have the meanings provided in Article I below. The Certificates described below evidence fractional undivided interests in a Trust with a corpus consisting of a pool of Lease Contracts serviced by Rockford.

         Purchaser desires to purchase from Seller the Class A Certificates to be issued from time to time by the Trust, and Seller desires to sell the Class A Certificates to Purchaser, subject to the terms and provisions of this Agreement.

         NOW, THEREFORE, in consideration of the agreements herein contained, the parties agree as follows.

                                   ARTICLE I

                                  DEFINITIONS

         Section 1.01     Certain Definitions.     The following terms shall
have the meanings given them below:

                 "Balloon Lease" shall mean any Lease Contract with respect to which the final Scheduled Payment exceeds three times the highest Scheduled Payment previously made with respect to such Lease Contract.

                 "Bill of Sale and Assignment" shall have the meaning given such term in the Equipment and Lease Purchase Agreement.
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                 "Computer Equipment" shall include the types of equipment
described on Exhibit K hereto under the following Asset Codes: 5 and 20.

                 "Eligible Lease Contract" shall mean, as of the relevant date, a Lease Contract:

                          (a) which, if included in the Trust, would not cause any representation or warranty of Seller contained in
                 Section 3.02 hereof to be untrue or incorrect; and

                          (b) with respect to which Purchaser has not notified Seller that such Lease Contract is unacceptable for purchase.

                 "Event of Bankruptcy" shall be deemed to have occurred with respect to a Person if either:

                 (a) (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue unstayed or undismissed for a period of 15 days; or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

                 (b) such Person (i) shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or (ii) shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or (iii) shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

                 "Funding Period Trigger Event" shall mean at any time during the term of the Pooling and Servicing Agreement the failure of any condition described in Subsections 2.04(e)-(j) and (l)-(kk) hereof to be satisfied.

                 "Hard Assets" shall include the types of equipment described on Exhibit K hereto under the following Asset Codes: 21, 22, 23, 24, 25, 30 and 50.

                 "Liquidity Agent" means CoreStates Bank, N.A. and its successors and assigns under the Liquidity Facility.



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                 "Medical Equipment" shall include the types of equipment
         described on Exhibit K hereto under the following Asset Codes: 1, 2, 3, 4, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 19, 28, 36 and 65.

                 "Sale Assignment" shall mean a Sale Assignment in the form attached hereto as Exhibit B. Such assignment is without recourse, but subject to Seller's covenants, representations, warranties and indemnities specifically provided herein.

                 "Soft Assets" shall include the types of equipment described on Exhibit K hereto under the following Asset Codes: 18 and 20.01.

                 "Subsequent Closing Notice" has the meaning given to such term in Section 2.03(b).

                 "Treasury Rate" shall have the meaning given such term in
         Section 2.05.

                 "Warranty Purchase Amount" shall have the meaning given such term in Section 7.01(c).

         Section 1.02     Other Definitions.       Other capitalized terms
used, but not defined herein, shall have the meanings given them in the Pooling and Servicing Agreement.

                                   ARTICLE II

                       PURCHASE AND SALE OF CERTIFICATES

         Section 2.01     [Intentionally Omitted]

         Section 2.02 Initial Closing Date Conditions. Trustee's obligations hereunder shall be subject to the satisfaction (or waiver by Trustee, Bond Insurer and Purchaser) on the Initial Closing Date of each of the following conditions precedent:

         (a) On or before the Initial Closing Date, Seller and Rockford shall deliver or cause to be delivered the following documents to Trustee, Purchaser and Bond Insurer:

                 (i) An Officer's Certificate of Seller substantially in the form of Exhibit C and an Officer's Certificate of Rockford substantially in the form of Exhibit D;

                 (ii) Opinions of Counsel for Seller and Rockford substantially in the form of Exhibit E with respect to the treatment of the transfer from Rockford to Seller as a "true sale," certain bankruptcy issues with respect to Seller, tax and securities issues and the first priority perfected security interest of Trustee in the Trust Assets;

                 (iii) Copies of resolutions of the board of directors of Seller approving the execution, delivery and performance by Seller of the Principal Agreements and the transactions contemplated hereunder and thereunder, certified by the secretary or any





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         assistant secretary of Seller, and copies of resolutions of the board of directors of Rockford approving the execution, delivery and performance by Rockford of the Principal Agreements and the transactions contemplated thereunder, certified by the secretary or any assistant secretary of Rockford;

                 (iv) Officially certified, dated not more than thirty (30) days prior to the Initial Closing Date, evidence of due incorporation and good standing of Seller under the laws of New York and of Rockford under the laws of California, and evidence of Seller's and Rockford's respective good standing and authority to conduct business under the laws of California and each other jurisdiction in which the ownership or leasing of property by such party or the conduct of its business requires qualification, except for those jurisdictions for which both of the following are satisfied: (a) the failure to so qualify in such jurisdiction will not impair the ability of Seller or Rockford to enforce in such jurisdiction the obligations of the Lessee under any Lease Contracts covering Equipment located in such jurisdiction, and
         (b) the failure to so qualify in such jurisdiction and in all other jurisdictions in which it is not qualified would not, in the aggregate, materially adversely affect the assets, liabilities, financial condition, business or operations of Seller or Rockford or the ability of either such party to perform its obligations under the Principal Agreements;

                 (v) Submission for filing of all UCC-1 financing statements and UCC-3 assignments prepared by Seller's counsel described in Exhibit F or other instruments necessary to perfect the first priority ownership or security interests granted and assigned by Seller under the Principal Agreements and Sale Assignments to Trustee for the benefit of the Certificateholders and Bond Insurer in the Lease Contracts, Equipment and other rights, titles and interests referred to hereunder (other than UCC-1 financing statements naming the Lessees under the Lease Contracts as debtors) to be filed or recorded in all such appropriate places as are required to protect the Trust's interest in the Lease Contracts, Equipment and such other rights, titles and interests;

                 (vi) Evidence of the deposit by Seller into the Investment Account of any amounts paid on the Lease Contracts since the related Cut-Off Date;

                 (vii) An Officer's Certificate of Servicer identifying Servicing Officers;

                 (viii) An Officer's Certificate of Servicer stating that the Lease Contracts and Lease Files have been delivered to Trustee, and that Servicer has marked the Lease Management System and other physical records of the Lease Contracts to the effect that, as to the Lease Contracts, Seller has sold and assigned all of its right, title and interest therein to the Trust;

                 (ix) Evidence that Servicer has in effect the fidelity bond or employee dishonesty policy described in Section 3.07(g) of the Pooling and Servicing Agreement;





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                 (x)      A properly executed copy of the Equipment and Lease
         Purchase Agreement;

                 (xi) The initial Lease Schedule for the Lease Contracts and the related Lease Files;

                 (xii) Secretary's Certificate of Rockford covering the resolutions adopted by its Board of Directors as to Principal Agreements, incumbency and signatures of the officers of Rockford signing the Principal Agreements, and the certificate of incorporation and bylaws of Rockford;

                 (xiii) UCC Lien search of recent date issued by the Office of the Secretary of State of the State of California and the other states listed on Exhibit J hereto covering Rockford and reflecting no financing statement filings against the Lease Contracts and related Equipment other than those to be terminated on or before the Initial Closing Date;

                 (xiv)    [Intentionally Omitted];

                 (xv) Secretary's Certificate of Seller covering the resolutions adopted by its Board of Directors as to Principal Agreements, the incumbency and signatures of the officers of Seller signing the Principal Agreements, and the certificate of incorporation and bylaws of Seller;

                 (xvi) UCC Lien searches of recent date issued by the Offices of the Secretaries of State of New York and California covering Seller and reflecting no financing statement or lien filings against Seller or any assets of Seller other than those made pursuant to the Pooling and Servicing Agreement and naming Trustee as secured party;

                 (xvii) A Capital Contribution Agreement in the form of Exhibit G properly executed by Rockford and Seller (the "Capital Contribution Agreement");

                 (xviii) Such other documents, Opinions of Counsel and certificates as Trustee or Bond Insurer may request;

                 (xix)    With respect to Vehicles owned by the Seller, Seller
         (A) shall have delivered to Trustee, Certificates of Title or Applications for Certificates of Title, and (B) shall deliver to Trustee within ninety (90) days of the Initial Closing Date, original Certificates of Title for such Vehicles; and





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                 (xx)     With respect to Vehicles in which Seller has a
         security interest, Seller (A) shall have delivered to Trustee, vehicle lien applications necessary to perfect the Trust's security interest in such Vehicles, and (B) shall deliver to Trustee within ninety (90) days of the Initial Closing Date Certificates of Title with respect to such Vehicles naming Trustee as first lienholder.

         (b) The Pooling and Servicing Agreement, the Equipment and Lease Purchase Agreement, the Letter of Credit Reimbursement Agreement, each of the Lockbox Agreements and the Capital Contribution Agreement shall be in full force and effect.

         (c) Trustee or its agent shall have received, and shall hold in trust pursuant to the Pooling and Servicing Agreement, all documents, instruments and other assets required by the Pooling and Servicing Agreement to be delivered to Trustee with respect to and on behalf of the Trust as of the Initial Closing Date including an original executed counterpart of each Lease Contract identified on the Lease Contract Schedule and the related certificates of acceptance as set forth in clause (d) of the definition of "Lease File".

         (d) The representations and warranties of Seller in the Principal Agreements and in any Officer's Certificate delivered to Trustee, Bond Insurer or Purchaser in connection therewith shall be true and correct in all material respects on and as of the Initial Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Seller shall have complied with all the agreements and satisfied all the conditions under the Principal Agreements and the Capital Contribution Agreement in all material respects on its part to be performed or satisfied at or prior to the Initial Closing Date.

         (e) The representations and warranties of Rockford in the Principal Agreements and in any Officer's Certificate delivered to Trustee, Bond Insurer or Purchaser in connection therewith shall be true and correct in all material respects on and as of the Initial Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Rockford shall have complied with all the agreements and satisfied all the conditions under the Principal Agreements and the Capital Contribution Agreement in all material respects on its part to be performed or satisfied at or prior to the Initial Closing Date.

         (f) Seller and Rockford shall have paid or shall have made arrangements for payment of all taxes, fees and governmental charges, if any, in connection with the execution and delivery of the Principal Agreements and the assignment of other rights and interests by Seller to the Trust under this Agreement.

         (g) There shall have been no occurrence which would, in Purchaser's or Bond Insurer's reasonable judgment, have a material adverse effect on (i) the assets, liabilities, financial condition, business or operations of Rockford or Seller from the facts represented or warranted under the Principal Agreements, or (ii) the ability of Rockford or Seller to meet its obligations under the Principal Agreements.





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         (h)     No change shall have occurred in any law, rule or regulation that would prohibit the consummation of any transaction contemplated hereby, that would impose limits on the amount of Certificate Interest that the Certificateholders may legally receive or that would impose a tax or levy (other than tax on income generally) on the Certificates or payments received in respect of the Certificates.

         (i) No action, proceeding or investigation shall have been instituted or threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any court, agency or authority to set aside, restrain, enjoin or prevent the consummation of any transaction contemplated hereby or seeking material damages against Trustee, the Trust, Purchaser or the Certificateholders in connection with the transactions contemplated by the Principal Agreements.

         (j) No final judgment shall have been rendered against Rockford or any of its Affiliates in an amount greater than $100,000 which is not covered by insurance or which, within 30 days after the entry of such judgment, is not discharged or execution thereof stayed pending appeal, or which is not discharged within 60 days after the expiration of such stay.

         (k) No event of default (or event which, with the giving of notice or the lapse of time, or both, would constitute an event of default) shall have occurred and be continuing under any loan or credit agreement or any other evidence of indebtedness given by Rockford or any of its Affiliates in connection with any single credit facility extended to Rockford or any of its Affiliates which has at the time an outstanding principal balance of $100,000 or more.

         (l) Not more than one of the persons who hold the offices of President or Executive Vice President of Rockford on the date of this Agreement shall have ceased to be employed on a full-time basis by Rockford.

         (m)     The Tangible Net Worth Requirement shall be satisfied.

         (n) Seller or Rockford shall pay or reimburse Bond Insurer for all costs and expenses incurred by Bond Insurer in connection with the Principal Agreements and the transactions contemplated thereby.

         (o) The Rating Agencies shall have notified Bond Insurer that the Rating Agencies have deemed the Certificates an "investment grade risk" to Bond Insurer.

         (p)     Bond Insurer shall have delivered the Policy to Trustee.

         (q) Evidence of the deposit by Rockford of $58,650.44 into the Investment Account shall have been delivered to Bond Insurer.

         (r) Bond Insurer shall have received evidence that Trustee has received the Letter of Credit and that the Available LOC Amount equals the Minimum LOC Amount.





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If any of the conditions specified in this Section 2.02 shall not have been fulfilled when and as provided by this Agreement, or if any of the opinions, certificates or other documents mentioned above or elsewhere in this Agreement shall not be satisfactory in form and substance to Purchaser and Purchaser's special counsel, and Bond Insurer and Bond Insurer's special counsel, this Agreement and all Purchaser's obligations hereunder may be canceled by Purchaser at or at any time prior to, the Initial Closing Date. Notice of such cancellation shall be given to Seller and Bond Insurer in writing, or by telephone or telecopy confirmed in writing. Such cancellation shall be without prejudice to any rights, claims or remedies that Purchaser may have pursuant to this Agreement or otherwise against Seller or any other person by reason of such cancellation.

         Section 2.03     Subsequent Closings.

         (a) Subject to the terms and conditions set forth herein, on each Subsequent Closing Date (i) Seller shall assign to Trustee, for the benefit of the Certificateholders and Bond Insurer, the Eligible Lease Contracts and other rights and interests to be conveyed to the Trust on the Subsequent Closing Date, (ii) Rockford shall cause the Available Amount to equal or exceed the Minimum LOC Amount (calculated after giving effect to the conveyance of the Lease Contracts to be conveyed to the Trust and the issuance of the related Class A Certificates on such Subsequent Closing Date), (iii) Trustee shall issue to or upon the order of Seller Class A Certificates having an original aggregate certificate principal balance equal to the Aggregate Discounted Lease Contract Balance of such Lease Contracts as of the Subsequent Closing Date, representing 100% of the Certificates to be issued on the Subsequent Closing Date, and (iv) Purchaser and/or its designated affiliate shall purchase such Class A Certificates from Seller for a price equal to the original aggregate principal amount of such Certificates; provided, however, that such purchase shall not cause the Class A Certificate Investor Interest to exceed the Commitment Amount and Trustee shall not accept further Lease Contracts if to do so would cause the Class A Certificate Investor Interest to exceed the Commitment Amount. Notwithstanding anything to the contrary contained herein, all Subsequent Closing Dates must occur no later than the date on which the Funding Period is terminated. Trustee shall not accept Lease Contracts and Purchaser shall not purchase Class A Certificates on or after the date on which the Funding Period is terminated.

         (b) Not later than the fifth Business Day preceding a Subsequent Closing Date, Seller, by personal delivery, telecopy or other means of delivery, shall give Trustee, Bond Insurer and Purchaser notice (the "Subsequent Closing Notice") of the proposed Subsequent Closing Date. Each such notice shall specify the date of the proposed Subsequent Closing Date (which shall be a Business Day), shall include a copy of the Lease Schedule for the Lease Contracts to be assigned to Trustee on the Subsequent Closing Date, and shall specify the weighted average of the remaining terms of such Lease Contracts, the approximate applicable Treasury Rate under Section 2.05 for such weighted average (with the precise calculation to be communicated to Trustee, Bond Insurer and Purchaser one Business Day prior to the proposed Subsequent Closing Date), and the approximate aggregate principal amount (with the precise calculation to be communicated to Trustee, Bond Insurer and Purchaser one Business Day prior to the proposed Subsequent Closing Date) and approximate applicable Certificate Rates of Certificates to be issued in connection with such proposed closing (with the precise calculation to be communicated to Trustee, Bond Insurer and Purchaser one Business Day prior to the proposed Subsequent Closing Date); provided, in no event shall the Class A Certificate Investor Interest ever





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
exceed the Commitment Amount and in no event shall the aggregate principal amount of Certificates to be issued in connection with such proposed closing be less than $3,000,000.

         (c) Seller hereby agrees, subject to the terms of this Agreement, to assign to Trustee for the benefit of the Certificateholders and Bond Insurer on each Subsequent Closing Date, Eligible Lease Contracts with an Aggregate Discounted Lease Contract Balance as of the Subsequent Closing Date that is not less than the aggregate original principal balance of the Certificates to be issued on such Subsequent Closing Date.

         (d) Payment for and delivery of the Certificates to be purchased by Purchaser from Seller on a Subsequent Closing Date shall be made at a closing at the offices of Purchaser c/o CoreStates Bank, N.A., 1345 Chestnut Street, Philadelphia, Pennsylvania 19101 at 12:00 noon Philadelphia time on the Subsequent Closing Date. Payment of the purchase price for the Certificates shall be made by Purchaser in federal or other immediately available funds, against delivery to Purchaser of the Certificates to be purchased on such Subsequent Closing Date, registered in Purchaser's name or in the name of Purchaser's nominee.

         Section 2.04 Subsequent Closing Conditions. Trustee's obligation to accept Lease Contracts and issue Certificates to or upon the order of Seller on a Subsequent Closing Date and Purchaser's obligation to purchase such Certificates shall be subject to the satisfaction (or waiver by Trustee, Bond Insurer and Purchaser) on such Subsequent Closing Date of each of the conditions set forth in Section 2.03 and the following conditions precedent (references in this Section 2.04 to "Sale Assignment" and "Lease Contracts" shall be deemed to refer to the Sale Assignment to be executed by Seller in connection with such Subsequent Closing Date and the Lease Contracts covered by such Sale Assignment):

         (a) On or before each Subsequent Closing Date, Seller and Rockford shall deliver or cause to be delivered the following documents to Trustee, Bond Insurer and Purchaser;

                 (i) An Officer's Certificate of Seller substantially in the form of Exhibit C and an Officer's Certificate of Rockford substantially in the form of Exhibit D (or, in either or both cases, an Officer's Certificate satisfactory to Purchaser and Bond Insurer stating that the statements made in the Officer's Certificate delivered in connection with the later of the Initial Closing Date or the most recent Subsequent Closing are true and complete as if made on and as of the Subsequent Closing Date, and that the instruments attached thereto have not been replaced or modified);

                 (ii)     (intentionally left blank)

                 (iii)    (intentionally left blank)

                 (iv)     (intentionally left blank)

                 (v)      (intentionally left blank)





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                 (vi)     The Lease Schedule for the Lease Contracts and the
         related Lease Files;

                 (vii) An Officer's Certificate of Servicer stating that the Lease Contracts and Lease Files have been delivered to Trustee, and that Servicer has marked the Lease Management System and other physical records of the Lease Contracts to the effect that, as to the Lease Contracts, Seller has sold and assigned all of its right, title and interest therein to the Trust;

                 (viii) A Bill of Sale and Assignment properly executed by Rockford conveying the Lease Contracts and related Equipment to Seller;

                 (ix) Releases and UCC-3 termination statements executed by any existing lender(s) as to the Lease Contracts and Equipment covered thereby;

                 (x) A Sale Assignment properly executed by Seller and conveying the Lease Contracts to Trustee for the benefit of the Certificateholders and Bond Insurer;

                 (xi) Secretary's Certificate of Seller covering the resolutions adopted by its Board of Directors as to the Sale Assignment and the incumbency and signatures of the officers of Seller signing the Sale Assignment;

                 (xii)    With respect to Vehicles owned by the Seller, Seller
         (A) shall have delivered to Trustee, Certificates of Title or Applications for Certificates of Title, and (B) shall deliver to Trustee within ninety (90) days of such Closing Date, original Certificates of Title for such Vehicles; and

                 (xiii) With respect to Vehicles in which Seller has a security interest, Seller (A) shall have delivered to Trustee, vehicle lien applications necessary to perfect the Trust's security interest in such Vehicles, and (B) shall deliver to Trustee within ninety (90) days of such Closing Date Certificates of Title with respect to such Vehicles naming Trustee as first lienholder.

         (b) No Servicer Default shall have occurred as provided (and defined) in Section 9.01 of the Pooling and Servicing Agreement, other than a Servicer Default that is waived in writing by Bond Insurer, or Purchaser with the prior written consent of Bond Insurer.

         (c) The Equipment and Lease Purchase Agreement, Pooling and Servicing Agreement, the Letter of Credit Reimbursement Agreement, the Lockbox Agreements, the Insurance Agreement and Capital Contribution Agreement shall remain in full force and effect.

         (d) Trustee shall certify that Trustee or its agent shall have received, and shall hold in trust pursuant to the Pooling and Servicing Agreement, all documents, instruments and other assets required by the Pooling and Servicing Agreement to be delivered to Trustee with respect to and on behalf of the Trust as of the Subsequent Closing Date, including the original executed counterpart of each Lease Contract identified in the related Lease Schedule. Such Lease Files shall have been





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delivered to the Trustee for inspection at least three Business Days before the
Subsequent Closing Date.

         (e) The representations and warranties of Seller in the Principal Agreements and in any Officer's Certificate delivered to Trustee, Bond Insurer or Purchaser in connection therewith shall be true and correct in all material respects on and as of the Subsequent Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, and Seller shall have complied with all the agreements and satisfied all the conditions under the Principal Agreements and the Capital Contribution Agreement in all material respects on its part to be performed or satisfied at or prior to the Subsequent Closing Date.

         (f) The representations and warranties of Rockford in the Principal Agreements and in any Officer's Certificate delivered to Trustee, Bond Insurer or Purchaser in connection therewith shall be true and correct in all material respects on and as of the Subsequent Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, and Rockford shall have complied with all the agreements and satisfied all the conditions under the Principal Agreements and the Capital Contribution Agreement in all material respects on its part to be performed or satisfied at or prior to the Subsequent Closing Date.

         (g) Seller and Rockford shall have paid or shall have made arrangements for payment of all taxes, fees and governmental charges, if any, in connection with the sale of the Lease Contracts and related Equipment by Rockford to Seller under the Equipment and Lease Purchase Agreement, the assignment of the Lease Contracts and its interest in the Equipment and other rights and interests by Seller to the Trust under this Agreement and the issuance of the Certificates.

         (h) There shall have been no occurrence which would, in Purchaser's or Bond Insurer's reasonable judgment, have a material adverse effect on (i) the assets, liabilities, financial condition, business or operations of Rockford or Seller from the facts represented or warranted under the Principal Agreements, or (ii) the ability of Rockford or Seller to meet its obligations under the Principal Agreements.

         (i) No change shall have occurred in any law, rule or regulation that would prohibit the consummation of any transaction contemplated hereby, that would impose limits on the amount of Certificate Interest that the Certificateholders may legally receive or that would impose a tax or levy (other than tax on income generally) on the Certificates or payments received in respect of the Certificates.

         (j) No action, proceeding or investigation shall have been instituted or threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any court, agency or authority to set aside, restrain, enjoin or prevent the consummation of any transaction contemplated hereby or seeking material damages against Trustee, the Trust, Purchaser, Bond Insurer or the Certificateholders in connection with the transactions contemplated by the Principal Agreements.

         (k) Seller shall have delivered to Trustee, Bond Insurer and Purchaser an Officer's Certificate of Seller and Servicer confirming (i) the deposit in the Investment Account of all funds





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received with respect to the Lease Contracts from the applicable Cut-Off Date to the Subsequent Closing Date, and (ii) that the Available Amount equals or exceeds the Minimum LOC Amount (calculated after giving effect to the conveyance of the Lease Contracts to be conveyed to the Trust and the issuance of the related Class A Certificates on such Subsequent Closing Date), and Trustee shall have delivered to Purchaser and Bond Insurer a certificate of a Responsible Officer confirming the amounts so indicated by Seller and Servicer in such Officer's Certificate.

         (l) No final judgment shall have been rendered against Rockford or any of its Affiliates in an amount greater than $100,000 which is not covered by insurance or which, within 30 days after the entry of such judgment, is not discharged or execution thereof stayed pending appeal, or which is not discharged within 60 days after the expiration of such stay.

         (m) No event of default (or event which, with the giving of notice or the lapse of time, or both, would constitute an event of default) shall have occurred and be continuing under any loan or credit agreement or any other evidence of indebtedness given by Rockford or any of its Affiliates in connection with any single credit facility extended to Rockford or any of its Affiliates which has at the time an outstanding principal balance of $100,000 or more.

         (n)     [Intentionally Omitted.]

         (o)     The Tangible Net Worth Requirement shall be satisfied.

         (p) Seller or Rockford shall pay or reimburse Purchaser and Bond Insurer for all unreimbursed or unpaid costs and expenses incurred by Purchaser in connection with the Principal Agreements and the transactions contemplated thereby.

         (q) Purchaser and Bond Insurer shall have received a true and complete copy of Rockford's and Seller's most recent financial statements (whether or not audited).

         (r) No more than 35% of the Aggregate Discounted Lease Contract Balance is attributable to Lease Contracts where the business of the Lessee thereunder is characterized as "non-medical", and no more than 5% of the Aggregate Discounted Lease Contract Balance is attributable to Lease Contracts with the Lessee located in Puerto Rico or Canada, and no more than 1% of the Aggregate Discounted Lease Contract Balance is attributable to Lease Contracts with the Lessee located in the Province of Quebec.

         (s) Neither Seller nor Rockford shall have failed to make any payment or deposit required to be made by it hereunder or under any of the Principal Agreements.

         (t) An Event of Bankruptcy shall not have occurred with respect to Seller or Rockford.

         (u) A Trigger Event shall not have occurred and the Funding Period has not ended.

         (v) The Class A Certificate Investor Interest shall not be greater than the Aggregate Discounted Lease Contract Balance.

         (w) Seller and Rockford shall have maintained a first priority perfected security interest in the Lease Receivables and the Lease Files for the benefit of Certificateholder and Bond Insurer.

         (x) Bond Insurer shall not have determined that the issuance of a Class A Certificate will impose an adverse regulatory impact on Bond Insurer.

         (y)     [Intentionally omitted]

         (z) The immediately preceding Closing Date shall not have occurred more than three months prior to the date of such Subsequent Closing Date. Except with respect to Subsequent Closing Dates occurring in April, May and June of 1997, the Aggregate Discounted Lease Contract Balances of Lease Contracts conveyed to the Trust in the calendar quarter immediately preceding such Subsequent Closing Date shall have equaled at least $10,000,000. The Aggregate Discounted Lease Contract Balances of the Lease Contracts conveyed to the Trust during the current calendar quarter, including the Lease Contracts to be conveyed on the related Subsequent Closing Date shall not exceed $30,000,000.

         (aa) The Available Amount on any three consecutive Deposit Dates shall not have been less than the Minimum LOC Amount on such Deposit Dates.

         (bb) The average of the Annualized Default Rates for any three consecutive Collection Periods shall not have equaled or exceeded 5.0%.

         (cc) The average of the Delinquency Rates for any three consecutive Collection Periods, for any three consecutive Collection Periods shall not have equaled or exceeded 6.5%.

         (dd) Rockford shall not have defaulted under any other agreement evidencing indebtedness over $1,000,000 and such default has not been accelerated.

         (ee) Trustee has no actual knowledge that a Servicer Default, a Funding Period Trigger Event or a Trigger Event has occurred, and has received the Officer's Certificate set forth in Section 2.04(a)(i).

         (ff) Neither the Class A Certificateholders nor Trustee shall have received a letter from Bond Insurer confirming that the Policy no longer remains in full force and effect as of the related Closing Date.

         (gg) After Servicer has established a Lockbox Account pursuant to the Pooling and Servicing Agreement, Servicer shall have provided Back-up Servicer with a signed lockbox letter or its equivalent with respect to any such Lockbox Account.

         (hh) Bond Insurer shall have received evidence of the deposit by Trustee into the Investment Account of any amounts paid on the Lease Contracts included since the related Cut-Off Date.

         (ii) Bond Insurer shall have received such other documents, certificates and opinions as it shall have requested including without limitation, no more often than semi-annually, Opinions of Counsel, copies of which shall be delivered to each of the Rating Agencies, with respect to the treatment of transfers from Rockford to Seller as a "true sale," certain bankruptcy issues with respect to Seller and its Affiliates and the perfected first priority security interest of Trustee in Lease Contracts.

         (jj) Trustee continues to maintain a first priority perfected security interest in the Trust Assets on behalf of the Certificateholders and Bond Insurer consistent with the terms of the Principal Agreements.

         (kk) Gerry Ricco and at least one of Larry Hartman or Brian Seigel are officers of Rockford.

         Section 2.05 Determination of Certificate Rates. The Certificate Rate for the Class A Certificates issued on the Initial Closing Date shall be 7.19% per annum (calculated on the basis of a 360 day year). The Certificate Rate for the Class A Certificates issued on any Subsequent Closing Date shall be a per annum rate (calculated in each case on the basis of a 360 day year) equal to the Treasury Rate plus 0.80%. As used in this Agreement, the term "Treasury Rate" shall mean, with respect to any Subsequent Closing Date, the interpolated treasury rate based on the weighted average life of the Class A Certificates (sold on such Subsequent Closing Date). The treasury rates to be used in the calculation shall be obtained from Bloomberg's "PX1" screen at 11:00 a.m. New York time three (3) Business Days preceding such Subsequent Closing Date.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser and Bond Insurer as follows:

         Section 3.01     Regarding Seller.

         (a) Seller was incorporated on March 19, 1997 and has transacted no business prior to the Initial Closing Date other than in preparation for the issuance of the Certificates and otherwise as permitted by its organizational documents.

         (b) The representations and warranties made by Seller in the Equipment and Lease Purchase Agreement, the Insurance Agreement and the Pooling and Servicing Agreement are true and correct.

         (c) The chief executive office and principal place of business of Seller is located in Rockland County, New York.

         (d) There is no order or action pending, or, to the best knowledge of Seller, threatened, against Seller that has or if determined adversely might reasonably be expected to have (x) a material adverse effect on Seller's ability to perform its obligations under the Principal Agreements or any aspect of the transactions contemplated thereby, or (y) a material adverse effect on the Lease Contracts and other rights and interests to be assigned to Trustee for the benefit of the Certificateholders and Bond Insurer under the terms of this Agreement and the Pooling and Servicing Agreement.

         Section 3.02 Regarding the Trust Assets. As of each Subsequent Closing Date:

         (a) There is no restriction or limitation in any of the Lease Contracts or otherwise on the assignment or sale of the Lease Contracts and Equipment to Seller pursuant to the terms of the Equipment and Lease Purchase Agreement or on the assignment of the Lease Contracts and other rights and interests to Trustee pursuant to the terms of this Agreement and the Pooling and Servicing Agreement.

         (b) Seller owns, or will own immediately prior to the assignment of such Lease Contract to Trustee hereunder, the Equipment covered by each Lease Contract (except for any computer software included therein, for which Seller's interest is limited to a non-exclusive, transferable license) or has, or will have immediately prior to the assignment of such Lease Contract to the Trustee hereunder, a first priority perfected security interest in such Equipment.

         (c) With respect to each Lease Contract, only one original executed copy of such Lease Contract exists and such original has been delivered to the Trustee along with the related Lease File.

         (d) Each Lease Contract is genuine and in full force and effect in accordance with its terms, and nothing has occurred or failed to be performed which would or might permit any Lessee to terminate such Lease Contract or suspend or reduce any payments or obligations due or to become due in respect of such Lease Contract by reason of default by the lessor party under such Lease Contract. No Lessee in respect of a Lease Contract is the subject of a bankruptcy, insolvency or other similar proceeding.

         (e) There does not exist any default or delinquency in excess of 30 days in the payment of any Scheduled Payments due under any Lease Contract and there does not exist any other default, breach, violation or event permitting acceleration, termination or repossession under any Lease Contract or any event which, with notice and the expiration of any applicable grace or cure period, would constitute such a default, breach, violation or event permitting acceleration, termination or repossession under such Lease Contract. Seller has no reason to believe that the Scheduled Payments under any Lease Contract will not be timely and fully paid.

         (f) All requirements of any federal, state or local law, rule or regulation, including without limitation, usury laws, the Federal Truth-in-Lending Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act and any other applicable consumer credit, equal opportunity and disclosure laws, if any, applicable to each Lease Contract (including the origination, acquisition and servicing thereof) have been complied with in all material respects, and no party to any Lease Contract is in violation of any such law, rule or regulation. No Lease Contract violates any other agreement between Seller or any of its Affiliates and the Lessee thereunder.

         (g)     Each Lease Contract has the following characteristics:

                 (i) such Lease Contract was originated in the United States, Canada or Puerto Rico and the Scheduled Payments thereunder are payable in U.S. dollars by a Lessee domiciled in the United States, Canada or Puerto Rico;

                 (ii) at least one Scheduled Payment has been made by the Lessee under such Lease Contract;

                 (iii) no Lessee in respect of such Lease Contract is an Affiliate of Seller or Rockford;

                 (iv) the Lessee under such Lease Contract has unconditionally accepted the Equipment covered by such Lease Contract after reasonable opportunity to inspect and test and has not notified Seller or Rockford of any defects therein;

                 (v) Scheduled Payments due under such Lease Contract on and after the Cut-Off Date are payable into the Lockbox Account;

                 (vi) the Lessee under such Lease Contract does not have any contractual right to prepay the Scheduled Payments due under such Lease Contract or to cancel the Lease Contract during the term of such Lease Contract;

                 (vii) such Lease Contract is an Eligible Lease Contract and complies with all applicable laws for the purposes for which the Equipment covered thereby is permitted to be used thereunder; and

                 (viii) such Lease Contract constitutes "chattel paper" under the UCC.

         (h) Each Lease Contract is a valid, binding and legally enforceable obligation of the parties thereto, enforceable in accordance with its terms (subject to bankruptcy, insolvency and other similar laws affecting creditors' rights in general and the availability of equitable remedies) and all parties had requisite authority and capacity to execute such Lease Contract.

         (i)     Each item of Equipment is subject to a Lease Contract.

         (j) Other than financing statements or similar statements or instruments of registration under the law of any jurisdiction on file or registered in any public office covering any interest of any kind in the Lease Contracts or Equipment which (i) are to be terminated, released or assigned to Trustee on or prior to the Closing Date hereunder, or (ii) are to be filed pursuant to this Agreement or the Pooling and Servicing Agreement, there are no such statements or instruments on file.

         (k) Each Lease Contract is a lease contract having predetermined fixed rental payments due on a regular basis (without regard to any guaranteed purchase options of the respective Lessee), that are not subject to change based upon a fluctuating index or reference rate; provided, however, that (i) the Aggregate Discounted Lease Contract Balances of the Lease Contracts that have step or deferred rental payments does not exceed 50% of the Aggregate Discounted Lease Contract Balance and (ii) the Aggregate Discounted Lease Contract Balances of the Lease Contracts that have variable payments or are Balloon Leases does not exceed 50% of the Aggregate Discounted Lease Contract Balance. Lease Contracts allowing deferred payments require the related Lessees to make regular level payments within six months from the origination of the related Lease Contracts. Lease Contracts allowing step payments require the related Lessees to make regular, level payments within one year from
origination of the related Lease Contracts.   In determining whether to lease
Equipment to any particular Lessee, Rockford considered each Lessee's ability to pay any increases in the rental payments due under the terms of the related Lease Contract. No Scheduled Payment with respect to any Lease Contract exceeds 10% of the original Discounted Lease Contract Balance with respect to such Lease Contract.

         (l) The Lessee under each Lease Contract is personally liable for the payment and performance of its obligations in respect of such Lease Contract. Pursuant to the terms of each Lease Contract, as of the Cut-Off Date the Lessee under each Lease Contract will be absolutely and unconditionally required to make to Trustee all payments (including, without limitation, all Scheduled Payments under such Lease Contract in respect of periods on and after the Cut-Off Date) and perform all obligations under such Lease Contract without abatement, deferment or defense of any kind or for any reason. No Lease Contract is subject to any right of claim, rescission, set-off, counterclaim, abatement or defense, including (without limitation) any defense of usury, nor will the operation of any of the terms of any Lease Contract or the exercise of any right or remedy thereunder render such Lease Contract or the obligations thereunder unenforceable, or subject the same to any right of claim, rescission, set-off, counterclaim, abatement or defense. No Lessee has asserted any such right of claim, rescission, set-off, counterclaim, abatement or defense to its obligations under its Lease Contract.

         (m) None of the Lease Contracts have been modified, amended, satisfied, canceled, subordinated or extended, in whole or in part at any time (in the manner of an extension in the maturity date, a change in the amount or time of payment of any installment of rent or otherwise), no indulgences, releases or waivers have been granted in respect of the obligations or any portion thereof of any Lessee under any Lease Contract, and none of Seller, Rockford or any Affiliate of either such party has advanced any monies on behalf of or to cure any breach or default by any Lessee and each Lease Contract complies with the Credit and Collection Policies of the Seller.

         (n) Each Lease Contract requires the Lessee thereunder at its own cost and expense to maintain the Equipment leased thereunder in good repair, condition and working order during the term of such Lease Contract, and to the best of Seller's knowledge each Lessee is currently in compliance with such requirement.

         (o) Each Lease Contract requires the Lessee thereunder to promptly pay all fees, taxes (except income taxes), and other charges or liabilities arising with respect to the Equipment leased thereunder or the use thereof, to keep the Equipment free and clear of any and all liens, security interests and other encumbrances, to hold harmless the lessor thereunder and its successors and assigns against the imposition of any such fees, charges, liabilities and encumbrances, to bear all risk of loss associated with the Equipment covered by or securing the obligations under such Lease Contract during the term of such Lease Contract and to maintain at the cost of the Lessee public liability and casualty insurance in respect of such Equipment covered by such Lease Contract in an amount at least equal to the replacement value of the Equipment and, upon the occurrence of a casualty, to pay any difference between the proceeds of such insurance and the Discounted Lease Contract Balance of such Lease Contract.

         (p) Each Lease Contract prohibits without the lessor's prior written consent any relocation of the Equipment covered by such Lease Contract and requires the Lessee thereunder to execute such agreements and documents (including without limitation any UCC-1 financing statements or amendments thereto) as may reasonably be requested by the lessor in connection with any such relocation. No item of Equipment has been relocated from the jurisdiction set forth in the Lease Contract or, if Seller has knowledge of any such relocation, to the extent such Equipment has a value greater or equal to $50,000, all UCC filings necessary to continue the first priority security interest in such Equipment have been made.

         (q) None of the Lease Contracts or any agreement with any Lessee requires the consent or approval of any Lessee with respect to the sale, assignment and transfer by Rockford or Seller of their respective right, title and interest in and to such Lease Contracts and the Equipment covered thereby and Seller's grant of a security interest in the Equipment.

         (r) All federal, state and local sales, use, property and other similar taxes (and penalties and interest thereon) in respect to the Lease Contracts, any Equipment covered by or securing the obligations under the Lease Contracts, or any payments on the Lease Contracts, that have become due and payable have been paid to every applicable Governmental Authority.

         (s) As to each Lease Contract in respect of Equipment with an original value in excess of $50,000, the interest of Seller in respect of such Equipment covered by or securing the obligations under such Lease Contract has been duly perfected by the filing or recording in applicable jurisdictions of UCC financing statements or other documents sufficient to perfect Seller's interest in such Equipment. As to each Lease Contract in respect of a Vehicle or Vehicles, the interest of Seller in respect of such Vehicle or Vehicles has been duly perfected through delivery of vehicle lien applications necessary to protect its security interest in a Vehicle or Vehicles naming Trustee as first lienholder with respect to each Vehicle. All Equipment is located within the United States.

         (t) Each Lease Contract involves the lease of tangible personal property owned by Seller or the loan of money secured by a security interest in tangible personal property owned by the Lessee thereunder, except in the case of any computer software included therein, for which Seller's interest is limited to a non-exclusive, transferable license.

         (u) All filings and recordings required to perfect the title of Trustee to the Lease Contracts and Lease Receivables and Trustee's security interest in the Equipment have been, or by the applicable

Closing Date will be, accomplished and are, or by the applicable Closing Date will be, in full force and effect.

         (v) The Scheduled Payments due under the Lease Contracts covered by this Agreement, if paid in accordance with the Lease Schedule, are in an amount adequate to pay the original principal balance of the Class A Certificates issued or to be issued under the Pooling and Servicing Agreement in connection with this Agreement and interest thereon at the respective interest rates set forth in such Certificates, the Back-up Servicer Fee, the Bond Insurer Premium, the Trustee Fee and the Servicing Fee applicable to such Lease Contracts.

         (w) Each Lease Contract was originated or acquired by Rockford in the ordinary course of its business and at the time of such origination or acquisition satisfied Rockford's origination criteria for equipment leases of the type of the Lease Contracts (including, without limitation, credit, type of equipment, gross receivable limitation and other criteria as set forth on Exhibit A). If such Lease Contract was acquired by Rockford, it was acquired from a broker or leasing company that originated such leases pursuant to agreed-upon and well-articulated underwriting and documentation standards acceptable to Bond Insurer and with whom Rockford has regularly dealt in the past.

         (x) Each Lease Contract requires that the Equipment covered thereby be insured as of the Closing Date against loss by fire and such other hazards as are customary for personal property of the same or similar type, such insurance being in an amount not less than the full replacement value of such Equipment subject to customary deductions. On the related Closing Date Seller shall provide a certificate of insurance that each item of Equipment is currently insured for such loss or damage under the Servicer's blanket fire and extended coverage insurance policy and naming Seller and Trustee as loss payee, as their respective interests may appear; provided, however, that no such certificate need be provided with respect to Lease Contracts for which the aggregate original cost of the Equipment covered by such Lease Contracts does not exceed $75,000.

         (y) The sale, transfer and conveyance by Seller of the Lease Contracts and the security interests of Seller in the related Equipment to Trustee are not a "bulk transfer" within the meaning of Article 6 of the UCC as in effect in any applicable jurisdiction.

         (z) Seller has not received any notice challenging its ownership or the priority of its security interest in the Equipment covered by any Lease Contract, and there are no proceedings pending before any court or Governmental Authority or threatened by any Lessee or other party, (i) asserting the invalidity of any Lease Contract, (ii) seeking to prevent payment and performance by any Lessee of any Lease Contract or any other agreement between such Lessee and Seller or Rockford, or (iii) seeking any determination or ruling that might adversely affect the validity or enforceability of any Lease Contract.

         (aa) As to each Lease Contract, there are no agreements or understandings between Seller or Rockford, on the one hand, and the Lessee, on the other hand, in respect of such Lease Contract or otherwise binding on Seller or Rockford other than as expressly set forth in the written instruments contained in the Lease Files.

         (bb)    None of the Lessees is a Governmental Authority.

         (cc) The Lease Schedule contains a statement of the amount and number of Scheduled Payments payable by each Lessee under each Lease Contract for periods on and after the Cut-Off Date applicable to such Lease Contract together with certain other information as reflected thereon. The information set forth in the Lease Schedule is true, complete and correct in all respects.

         (dd) The historical delinquency and loss information set forth in Exhibit H is true and correct.

         (ee) Seller has good and legal title to each of the Lease Contracts and Equipment (except for any computer software included therein, for which Seller's interest is limited to a non-exclusive transferable license) and a first priority security interest in the Equipment, in all cases free and clear of any encumbrances and adverse claims, except for the rights of the Lessees in and to the Equipment that are expressed in and under the Lease Contracts. On or prior to each Closing Date, Seller shall deliver the Lease Contracts to Trustee and grant or assign a security interest in the Equipment to Trustee, in each case free and clear of any encumbrances and adverse claims (other than the rights described in the exception in the immediately preceding sentence), and neither Rockford nor Seller has received any notice of conflict with respect thereto that asserts the rights of others.

         (ff) None of Rockford, Seller or any of their Affiliates is a party to any contract for the servicing of the Lease Contracts or related Equipment, other than the Pooling and Servicing Agreement.

         (gg) Seller is not a party to any contract to sell or otherwise transfer any of the Lease Contracts or Equipment, other than the Principal Agreements and any purchase option rights granted to Lessees under the terms of their respective Lease Contracts as to the Equipment covered by such Lease Contract.

         (hh) Neither Rockford nor Seller has given any power of attorney (irrevocable or otherwise) to any Person for any purpose relating to the Lease Contracts or the Equipment, except for any power of attorney granted to any service entity that files UCC financing statements on Rockford's or Seller's behalf.

         (ii) Each Lease Contract, when assigned to Trustee, for the benefit of the Certificateholders and Bond Insurer, and included in the corpus of the Trust shall have been validly assigned and delivered to Trustee, for the benefit of the Certificateholders and Bond Insurer, by Seller (who immediately prior to such assignment shall own full legal and equitable title to each Lease Contract). Upon delivery to Trustee, for the benefit of the Certificateholders and Bond Insurer, of the Lease Files, and execution and delivery of Sale Assignments of all of the Lease Contracts by Seller in favor of Trustee, for the benefit of the Certificateholders and Bond Insurer, all of Seller's right, title and interest in and to the Lease Contracts shall be validly and effectively transferred to the Trust.

         (jj) Seller is not selling the Lease Contracts with actual intent to hinder, delay or defraud any entity to which it is or will hereafter become indebted, is not insolvent on the Closing Date and will not become insolvent as a result of such sale, is not engaged in a business or transaction, or about to engage in a business or a transaction, for which any property remaining with Seller is an unreasonably small capital, and does not intend to incur, and does not believe that it will incur, debts that would be beyond its ability to pay as such debts mature.

         (kk) Each Lease Contract constitutes an "eligible account" within the meaning of Rule 3a-7(b)(1) under the Investment Company Act.

         (ll)    [Intentionally omitted].

         (mm) The Discounted Lease Contract Balance of each Lease Contract acquired by Rockford from any third party, when added to the aggregate of the Discounted Lease Contract Balances of all other Lease Contracts acquired by Rockford from third parties then constituting part of the Trust Assets, does not exceed 8% of the Aggregate Discounted Lease Contract Balances.

         (nn) The Discounted Lease Contract Balance of each Lease Contract, when added to the aggregate of the Lease Contract Balances of all other Lease Contracts with the same Lessee or any of its Affiliates then constituting part of the Trust Assets, does not exceed 1.5% of the Aggregate Discounted Lease Contract Balance.

         (oo) Each Lease Contract has a remaining term that is not less than 12 months and an original term of not greater than 84 months.

         (pp) Each Lease Contract covers the leasing of Equipment to be used in the Lessee's profession, trade or business and such Lessee is in possession of such Equipment and is the end user of such equipment; provided, however, that the Aggregate Discounted Lease Contract Balance of the Lease Contracts with respect to which the related Equipment is Medical Equipment and the related Lessee is not the end user of the related Equipment and is not sub-leasing such Equipment to any other user or sub-lessee does not exceed 5% of the Aggregate Discounted Lease Contract Balance.

         (qq) Each Lease Contract meets the criteria for an "A Credit Lease" as set forth in Exhibit A.

         (rr) The Discounted Lease Contract Balance of such Lease Contract shall not exceed $250,000.

         (ss) After the transfer of the Lease Receivable with respect to any Lease Contract to the Trust (and based upon the Discounted Lease Contract Balances), (i) the Lessees located in any single state will be obligated with respect to Lease Contracts accounting for no more than 15% of the Aggregate Discounted Lease Contract Balance except that Lessees located in New York and Lessees located in California may in each case be obligated with respect to Lease Contracts accounting for no more than 25% of the Aggregate Discounted Lease Contract Balance, (ii) Lease Contracts with respect to Equipment which consists of each Asset Code included in the definition of Hard Assets will account for no more than 20% of the Aggregate Discounted Lease Contract Balance, (iii) Lease Contracts with respect to Equipment which consists of each Asset Code included in the definition of

Soft Assets will account for no more than 10% of the Aggregate Discounted Lease Contract Balance, (iv) Lease Contracts with respect to Equipment which consists of Computer Equipment will account for no more than 25% of the Aggregate Discounted Lease Contract Balance, (vi) Lease Contacts with respect to Equipment which consists of the types of equipment described on Exhibit K hereto under Asset Code 27 will account for no more than 12% of the Aggregate Discounted Lease Contract Balance, (vii) Lease Contracts with respect to Equipment which consists of the types of equipment described on Exhibit K hereto under Asset Codes 35 or 51 will account for no more than 3% of the Aggregate Discounted Lease Contract Balance, (vii) Lease Contracts with respect to Equipment which consists of the types of equipment described on Exhibit K hereto under Asset Code 80 will account for no more than 15% of the Aggregate Discounted Lease Contract Balance, (viii) Lease Contracts with the Lessee located in Puerto Rico or Canada will account for no more than 5% of the Aggregate Discounted Lease Contract Balance, (ix) Lease Contracts with respect to Equipment of the same type will not exceed 20% of the Aggregate Discounted Lease Contract Balance, (x) Lease Contracts with respect to data communications equipment and telecommunications equipment will not exceed 10% or 5%, respectively, of the Aggregate Discounted Lease Contract Balance and (xi) the weighted average of the original terms of the Lease Contracts will not exceed 50 months.

         (tt) Each Lease Contract does not permit the substitution, exchange or addition of any Equipment subject to such Lease Contract.

         (uu) No Lease Contract will have been selected on any basis which would cause such Lease Contract to be more likely to default than Lease Contracts in Seller's portfolio generally.

         (vv) In the case of each Lease Contract which consist of a master lease and one or more exhibits or schedules thereto, (i) Seller has not assigned, and will not assign, such master lease in its entirety or in part (except for the assignment of its rights under such master lease as collateral in connection with the financing of a schedule issued pursuant to and incorporating the terms of such master lease and not constituting a Lease Contract), and has not delivered and will not deliver physical possession of such master lease, to any Person other than Trustee, (ii) such exhibits or schedules constitute a separate contract to which all representations and warranties of this section apply and are not part of any other contract not sold to the Trust and (iii) no schedule shall be related to an upgrade of Equipment unless the entire item of Equipment is financed under such schedule.

         (ww) No Lease Contract will have been originated in or be subject to the laws of any jurisdiction whose laws would make the assignment and transfer thereof pursuant to the terms hereof or any transaction contemplated by the Principal Agreement unlawful.

         (xx) Seller has no knowledge that any Lessee under a Lease Contract is a Person involved in the business of selling equipment of the same type as the Equipment subject to such Lease Contract.

         (yy) Seller has duly performed all material obligations on its part required to be performed by it under or in connection with each Lease Contract, including, without limitation, giving any notices or consents necessary to effect the contribution, assignment, transfer and conveyance of the Lease Contract fromthe Seller to the Trust and has done nothing to materially impair the rights of Trustee, the Certificateholders or Bond Insurer in the Lease Contracts or the payments due thereunder.

         (zz) All of the Lease Contracts conform in all material respect to one of the forms of Lease Contract as set forth in Exhibit D-1, D-2 and D-3 to the Equipment and Lease Purchase Agreement. As provided in Section 10.17 of the Pooling and Servicing Agreement, with respect to the Lease Contracts that conform to Exhibit D-1, an amended certificate of acceptance in the form of Exhibit E to the Equipment and Lease Purchase Agreement has been included in the Lease File and delivered to the Trustee.

         (aaa)   [Reserved]

         (bbb)   [Reserved]

         (ccc) The computer tape from which the selection of the Lease Contracts was made, was made available to Bond Insurer's auditors by Seller prior to the Closing Date and was complete and accurate as of its date and includes a description of the same Lease Contracts that are described in the Lease Schedule.

         (ddd) Seller has not taken any action to convey to any Person any right to payments received under the Lease Contracts, the insurance policies insuring the related Equipment, or any other property being conveyed by Seller pursuant to the Equipment and Lease Purchase Agreement, and Trustee has the right under each Lease Contract to exercise appropriate remedies with respect to the related Equipment without obtaining the consent of any third parties.

         (eee) Seller and Rockford will cause their records to be marked to reflect the transfer of the Lease Contracts and Equipment to Seller and the grant of a first priority perfected security interest, to the extent a first priority perfected security interest in such Equipment is otherwise required hereunder, in the Trust Assets to Trustee for the benefit of the Certificateholders and Bond Insurer.

         (fff) Each Lease Contract obligates the related Lessee to make all Scheduled Payments thereunder in full notwithstanding the collection by the lessor of a security deposit with respect thereto. The calculation of the Discounted Lease Contract Balance of each Lease Contract does not include any security deposits or advance payments collected by or on behalf of the lessor which are applied to Scheduled Payments.

         (ggg) The sale, transfer, assignment and conveyance contemplated by the Equipment and Lease Purchase Agreement and the Pooling and Servicing Agreement is not subject to and will not result in any tax, fee or governmental charge payable by Seller to any federal, state or local government ("Transfer Taxes") other than Transfer Taxes which have been or will be paid by Seller as due. In the event that the Seller or Trustee receives actual notice of any Transfer Taxes arising out of such transfer, assignment and conveyance, on written demand by Seller or Trustee, or upon Rockford's otherwise being given notice thereof, Rockford shall pay, and otherwise indemnify and hold Seller, Trustee, and Bond Insurer harmless on an after-tax basis, from and against any and all such Transfer Taxes (it being understood that the Certificateholders, Trustee, and Bond Insurer shall have no obligation to pay such Transfer Taxes.)

         (hhh) None of the Lease Contracts are either "consumer credit contracts" or "purchase money loans" as such terms are defined in 16 C.F.R.
Section  433.1.

         (iii) Liquidity Agent has not notified Seller or Rockford that the Lease Contract is unacceptable for purchase under the Liquidity Facility.

         Section 3.03     Other Representations.

         (a) Seller and persons acting on its behalf have offered Class A Certificates to, or solicited offers to buy Class A Certificates from, or otherwise approached or negotiated with respect thereto with no prospective purchasers other than Purchaser. Seller has not sold, offered to sell or solicited any offer to buy, and agrees that it shall not sell, offer to sell, or solicit any offer to buy, directly or indirectly, the Certificates or any similar securities in a manner which would render the issuance or sale of the Certificates pursuant to the Principal Agreements a violation of Section 5 of the Securities Act, require registration of the Trust created by the Pooling and Servicing Agreement under the Investment Company Act, or require qualification of the Pooling and Servicing Agreement under the Trust Indenture Act of 1939 as presently in effect (the "1939 Act"), nor has Seller authorized, nor shall it authorize, any person to act in such manner.

         (b) The written information supplied by Seller or Rockford to Purchaser or Bond Insurer in connection with the transactions contemplated by the Principal Agreements did not contain any untrue statement of a material fact or omit to state any material fact required to be stated in order to make such information not misleading.

         (c) No tax, assessment or other governmental charge will become payable by Purchaser or the Trust as a result of (i) the sale, assignment and transfer to the Trust of the Lease Contracts pursuant to the Principal Agreements or (ii) the sale of the Certificates to Purchaser as contemplated hereby (other than taxes imposed upon Purchaser's or the Trust's gross or net income). Neither the ownership of the Certificates nor the transfer of the Lease Contracts or any other assets to the Trust shall, in and of itself, result in Purchaser becoming subject to taxation or in its being deemed to be doing business in any jurisdiction in which any Lessee is located.

         (d) Neither Seller nor Rockford nor any of their respective officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions to any person in connection with the offering, issuance or sale of the Certificates except for any fees payable to Purchaser or any Affiliate thereof.

         Section 3.04 Reconfirmation. Seller agrees that its participation in the transactions contemplated herein and in the Equipment and Lease Purchase Agreement on each Closing Date shall constitute, without further act, a confirmation that each of its respective representations and warranties contained herein are true and correct on and as of such Closing Date as though made on and as of such Closing Date (except that the representations and warranties under Section 3.02 shall apply only to the Lease Contracts conveyed on such Closing Date and the Equipment covered thereby).

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ROCKFORD

         Section 4.01 Representations and Warranties. Rockford hereby represents and warrants to Purchaser and Bond Insurer as follows:

         (a) There has been no change in the business, operations, financial condition, properties, prospects or assets of Rockford since September 30, 1996 which would have a material adverse effect on its ability to perform its obligations under the Principal Agreements.

         (b) The representations and warranties made by Rockford in the Pooling and Servicing Agreement and in Sections 3.01 and 3.03 of the Equipment and Lease Purchase Agreement are true and correct in all material respects. The representations and warranties made by Rockford in Section 3.02 of the Equipment and Lease Purchase Agreement are true and correct in all material respects.

         (c) Rockford and any Affiliates of Rockford who will be servicing any Lease Contracts pursuant to the Pooling and Servicing Agreement are qualified to do business, are in good standing and have obtained all necessary licenses and permits in all jurisdictions in which the conduct of their respective businesses or their activities in originating or servicing the Lease Contracts require such qualification or such licenses or permits, except where the failure to so qualify or to hold such licenses or permits would not have a material adverse effect on the transactions contemplated by the Principal Agreements or the Certificates.

         (d) Rockford is the beneficial owner of 100% of the shares of the voting and capital stock of Seller, subject to no claims, liens, encumbrances or interests of any kind of any person.

         (e)     The representations and warranties of Seller under Sections
7.01 of the Pooling and Servicing Agreement and under Section 3.02(dd) of this Agreement are true and correct.

         (f) Rockford has the corporate power and authority to execute and deliver the Principal Agreements and to carry out its terms; and the execution, delivery and performance of the Principal Agreements have been duly authorized by Rockford by all necessary corporate action.

         (g) The consummation of the transactions contemplated by and the fulfillment of the terms of the Principal Agreements will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, or require any consent or approval under (as applicable) the certificate of incorporation or bylaws of Rockford or any material term of any material indenture, agreement, mortgage, deed of trust or other instrument to which Rockford is a party or by which it is bound, or result in the creation or imposition of any material Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument or violate any law or any order, rule or regulation applicable to Rockford of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Rockford or any of its properties which would have a material adverse effect on the ability of Rockford to comply with the terms of the Principal Agreements.

         (h) No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any Governmental Authority having jurisdiction over Rockford or any of its properties or assets is required to be obtained by or with respect to Rockford in connection with the execution, delivery and performance by Rockford of the Principal Agreements and the consummation of the transactions contemplated hereby and thereby.

         (i) The Principal Agreements have been duly and validly authorized, executed and delivered by Rockford and constitutes a valid and legally binding obligation of Rockford, enforceable against Rockford in accordance with its terms as such enforceability is subject to bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally and the availability of equitable remedies.

         (k) There are no proceedings or investigations pending, or, to the knowledge of Rockford, threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality (i) asserting the invalidity of any of the Principal Agreements, (ii) seeking to prevent the consummation of any of the transactions contemplated by any of the Principal Agreements or (iii) seeking any determination or ruling that might materially and adversely affect the performance by Rockford of its obligations under, or the validity or enforceability, of any of the Principal Agreements.

         Section 4.02 Reconfirmation. Rockford agrees that its participation in the transactions contemplated herein and in the Equipment and Lease Purchase Agreement on each Closing Date shall constitute, without further act, a confirmation that each of its respective representations and warranties contained herein are true and correct on and as of such Closing Date as though made on and as of such Closing Date.


                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Section 5.01     Generally.       Purchaser represents and warrants to
Seller that:

         (a) Purchaser has the power and authority to execute and deliver this Agreement and to carry out its terms. This Agreement has been duly authorized, executed and delivered by Purchaser, and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights in general and the availability of equitable remedies.

         (b) Purchaser is an "accredited investor" within the meaning of Rule 501 of the Securities Act.

         (c) The Certificates to be purchased on each Subsequent Closing Date will be, purchased by Purchaser hereunder for Purchaser's account for investment, and not with a view to the resale thereof, it being understood, however, that the disposition of Purchaser's property shall at all times be within Purchaser's control.


                                   ARTICLE VI

                        COVENANTS OF SELLER AND ROCKFORD

         Section 6.01     Generally.       So long as any Certificate shall be
outstanding:

         (a) Seller shall cause Trustee to make all distributions on or with respect to such Certificates to Purchaser to the extent of the funds available in the applicable Accounts pursuant to the instructions attached hereto as Exhibit I, together with sufficient information (including interest rate, designation of Certificate and the issuer thereof, total payment and principal and interest portions of such payment) to identify the source of such payment including the nominee names in which the Certificate may be held.
While Purchaser has the right, at any time, to change the location of the account to which payments on the Certificates should be made by giving written notice of such change to Trustee, Purchaser represents to Trustee that it has no present intention of changing such account location.

         (b) Each of Seller and Rockford shall deliver to Purchaser and Bond Insurer their consolidated audited annual financial statements and unaudited quarterly financial statements (prepared for the first three quarters of each fiscal year on a quarterly basis in the ordinary course of business), within a reasonable time after such statements have been prepared in final form and in any event within 45 days after the end of the period covered by such statement in the case of a quarterly statement, or within 90 days after the end of the period covered by such statement in the case of an annual statement.

         (c) Rockford shall not, prior to the termination of the Trust pursuant to Section 11.01 of the Pooling and Servicing Agreement, sell, assign, mortgage, hypothecate, transfer, pledge, create a security interest in or lien on, encumber, give, place in trust (voting or other) or otherwise dispose of any or all of or any rights or entitlement deriving from the voting or capital stock of Seller, or agree to do any of the foregoing, without the prior written consent of Purchaser and Bond Insurer, which may be given or withheld at their sole discretion.

         (d) Rockford shall maintain its corporate existence and good standing and shall cause Seller to maintain its corporate existence and good standing, and Rockford shall not, nor shall it cause or permit Seller to, prior to the termination of the Trust pursuant to Section 11.01 of the Pooling and Servicing Agreement, amend Seller's corporate charter, liquidate or dissolve or, except in compliance with the Pooling and Servicing Agreement, consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person without the prior written consent of Purchaser and Bond Insurer, which may be given or withheld in their sole discretion.

         (e) Seller shall not offer or sell any Certificates or any other interests of any kind in the Trust to any Person other than Purchaser.

         (f) Seller and Rockford shall comply with the terms of the Equipment and Lease Purchase Agreement in all material respects, and, in the event that Rockford shall fail so to comply, Seller agrees that it shall enforce the Equipment and Lease Purchase Agreement against Rockford to the fullest extent permitted therein and by applicable law.

         (g) Rockford shall cause Seller to comply with the provisions of Sections 8.01(c) and 8.03 of the Pooling and Servicing Agreement.

         (h) As long as no default in payment on the part of any Lessee exists under any Lease Contract, Seller will do nothing to disturb or impair such Lessee's use and quiet enjoyment of the Equipment.

         (i) Seller will not amend its Certificate of Incorporation or Bylaws in any manner without the approval of the Bond Insurer.

         (j) Seller will keep in full force and effect its existence, rights and franchises as a corporation under the laws of its jurisdiction of incorporation and will preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of any of the Lease Contracts or to permit performance of Seller's duties under the Principal Agreements. Seller shall not merge or consolidate with or sell or transfer all or substantially all of its property to any other Person.

         (k) Seller and Rockford will not amend or terminate the Equipment and Lease Purchase Agreement or any Lease Contract, or waive any rights or obligations of any party under such agreements.

         (l) Seller and Rockford will cause all Collections with respect to the Trust Assets to be paid directly the Lockbox Account and agree to hold in trust and promptly pay to the Servicer all amounts received by Seller or Rockford in respect of the Trust Assets.

         (m) Seller and Rockford will each comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any Governmental Authority applicable to the Lease Contracts or any part thereof; provided, however, that Seller or Rockford may contest any act, regulation, order, decree or direction in any reasonable manner which shall not materially and adversely affect the rights of Trustee, Certificateholders or Bond Insurer (for the benefit of the Certificateholders and Bond Insurer) in the Lease Receivables and the Lease Contracts and the related Equipment. Each of Seller and Rockford will comply, in all material respects, with all requirements of law applicable to each such party.

         (n) Each of Seller and Rockford will not, without providing at least 30 days notice to the Trustee and Bond Insurer and without filing such amendments to any previously filed financing statements as the Trustee or Bond Insurer may require or as may be required in order to maintain the Trustee's perfected security interest in the Trust Assets (a) change the location of its principal executive office, or (b) change its name, identity or company structure in any manner which would make any financing statement or continuation statement filed by Seller or Rockford in accordance with the Pooling and Servicing Agreement or this Agreement seriously misleading within the meaning of Article 9-402(7) of any applicable enactment of the UCC.

         (o) At any time and from time to time upon reasonable notice during regular business hours, permit Purchaser or Bond Insurer or any of their agents or representatives, (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of Seller or Rockford relating to the Lease Receivables, including, without limitation the related Lease Contracts and other agreements, and (B) to visit the offices and properties of Seller and Rockford for the purpose of examining such materials described above, and to discuss matters relating to Lease Receivables or Rockford's or Seller's performance hereunder with any of the officers or employees of Seller or Rockford having knowledge of such matters and from time to time permit Independent Public Accountants or other auditors acceptable to Purchaser and Bond Insurer to conduct a review of Seller's and Rockford's books and records relating to the Lease Receivables and the systems relating thereto.

         (p) Seller shall notify Purchaser and Bond Insurer of any change to the terms of the Lockbox Account or any payment instructions given to any Lessee.

         (q) Rockford shall not make any material change in its credit and collection policy or the Servicing Procedures and shall comply with such credit and collection policy and the Servicing Procedures including, without limitation, the filing of appropriate financing statements against the Equipment under each Lease Contract.

         (r) Seller and Rockford shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Lease Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Lease Receivables.

         (t) Seller and Rockford shall deliver notice to Purchaser and Bond Insurer of any Funding Period Trigger Event or Trigger Event within 2 days of such party's knowledge thereof.

         (u) Within 10 days after each Subsequent Closing Date, Seller shall deliver to Trustee, Bond Insurer and Purchaser file-stamped copies of all UCC-1 financing statements (with any applicable Lease Schedules annexed as exhibits thereto) and UCC-3 assignments described in Exhibit F or other instruments necessary to perfect the first priority ownership or security interests granted and assigned by Seller under the Principal Agreements and Sale Assignments to Trustee for the benefit of the Certificateholders and Bond Insurer in the Lease Contracts, Equipment and other rights, titles and interests referred to hereunder (other than UCC-1 financing statements naming the Lessees under the Lease Contracts as debtors) to be filed or recorded in all such appropriate places as are required to protect the Trust's interest in the Lease Contracts, Equipment and such other rights, titles and interests.

         (v) Seller shall promptly deliver to Purchaser and Bond Insurer copies of all reports and registration statements filed by Seller or any Affiliate of Seller with the Securities and Exchange Commission.

                                  ARTICLE VII

                             REPURCHASE OBLIGATION

         Section 7.01 Repurchase Upon Breach of Certain Representations and Warranties.

         (a)     The representations and warranties of Seller set forth in
Section 3.02 with respect to each Lease Contract and related Equipment shall continue so long as such Lease Contract remains outstanding. Upon discovery by Seller, Rockford, Bond Insurer or Trustee that any of such representations or warranties with respect to any Lease Contract and related Equipment were incorrect as of the time made, the party making such discovery shall give prompt notice to the other parties hereto and Bond Insurer. In the event any breach of a representation or warranty with respect to any Lease Contract and related Equipment materially and adversely affects the interest of the Certificateholders or Bond Insurer in such Lease Contract and related Equipment or the value of such Lease Contract and related Equipment, as determined by Rockford, Purchaser, Bond Insurer or the Majority Certificateholders and set forth in an Officer's Certificate, Seller shall eliminate or cure the circumstance or condition causing the defect within 30 days (or such longer period as Trustee may in its discretion consent to) after the discovery thereof or repurchase such Lease Contract and the security interest in the Equipment covered by such Lease Contract. The price for such repurchase shall be the Warranty Purchase Amount for the Lease Contract, and shall be deposited by Seller in cash in the Investment Account on the date of closing of such repurchase.

         (b) It is understood and agreed that the obligation of Seller to repurchase any Lease Contract as to which a breach by Seller under Section 3.02 occurred and is continuing and to make the payments which may be required by this Section 7.01 shall, together with (but without duplication) the indemnification rights contained in the Principal Agreements, constitute the sole remedies against Seller respecting such breach available to Servicer, the Trust, the Certificateholders, Bond Insurer or Trustee on behalf of the Certificateholders and Bond Insurer.

         (c) As used herein, the term "Warranty Purchase Amount" shall mean, with respect to a Lease Contract repurchased hereunder, the Discounted Lease Contract Balance of such Lease Contract as of the most recent Payment Date (adjusted, however, to include the present value of any Scheduled Payments for which Servicer Advances have been made that Servicer in good faith believes it would have been able to recoup from subsequent Collections under the Lease Contract), together with interest, to the extent allowed by law, on such amount at the Discount Pool Rate for such Lease Contract from and including such Payment Date to and excluding the next succeeding Payment Date.

         Section 7.02 Release of Lease Contract. Upon notification from Seller and confirmation by Trustee that the Warranty Purchase Amount for a Lease Contract has been deposited in the Investment Account, Trustee shall release to Seller the related Lease Files and shall execute and deliver such instruments of transfer or assignment of such Lease Contract and the security interest in the related Equipment, in each case without recourse, representation or warranty, as Seller shall reasonably request (as shall be prepared by and at the expense of Seller).

                                  ARTICLE VIII

                           GRANT OF SECURITY INTEREST

         Section 8.01 Grant of Security Interest. To secure the performance of Seller's obligations hereunder and in addition, in furtherance of the sale and transfer contemplated hereunder, Seller, pursuant to each Sale Assignment, assigns and grants to Trustee, for the benefit of the Certificateholders and Bond Insurer, a first priority lien and security interest in all right, title and interest of Seller in and to each item of Equipment subject to each Lease Contract and certain other collateral described therein.


                                   ARTICLE IX

                                   INDEMNITY

         Section 9.01  Indemnities.

         (a) Seller shall defend and hold harmless, and hereby indemnifies, Trustee (except to the extent the following result from the gross negligence or willful misconduct of Trustee), the Trust, Bond Insurer, Purchaser and the Certificateholders from and against any taxes that may at any time be asserted against Trustee, the Trust, Purchaser or the Certificateholders or their respective directors, officers, employees and agents, with respect to (i) the execution and delivery of the Principal Agreements, (ii) the issuance of the Certificates, (iii) the depositing of funds into the Cash Collateral Account and (iv) the sale, transfer and assignment of Lease Contracts and other rights and interests to Trustee for the benefit of the Certificateholders, including, without limitation, any sales, gross receipts, general corporation, tangible or intangible personal property, privilege, or license taxes (but not including any taxes asserted with respect to ownership of the Trust Assets or federal or other income taxes, including franchise taxes measured by net income, arising out of the transactions contemplated by the Principal Agreements), and reasonable out-of-pocket costs and expenses in defending against the same.

         (b) Seller shall defend and hold harmless, and hereby indemnifies, Trustee, Bond Insurer, the Trust, Purchaser and the Certificateholders, and their respective directors, officers, employees and agents, from and against any loss, liability or expense incurred by reason of (i) Seller's willful misfeasance, bad faith, or negligence in the performance of its duties under the Principal Agreements; (ii) any action taken or failed to be taken as required by the terms of the Principal Agreements or the Lease Contracts, by Seller in respect of any of the Lease Contracts or Equipment, (iii) the failure of Seller to sell the Class A Certificates designated in a Subsequent Closing Notice to Purchaser after delivery of such Subsequent Closing Notice,
(iv) the commingling of the funds of the Trust with the funds of   any other
party, (v) failure to maintain insurance in accordance with Rockford's policies or (vi) the failure of Seller or Rockford to pay any taxes when due.

         (c) Seller shall defend and hold harmless, and hereby indemnifies, Trustee, the Trust, Purchaser, Bond Insurer and the Certificateholders, from and against any and all loss, liability, damage, judgment, claim, deficiency or expense that arises out of or is based upon (i) a breach at any time by Seller of its representations, warranties and covenants contained in the Principal Agreements or the

Lease Contracts, (ii) any information certified in any schedule or other writing delivered by Seller hereunder, being untrue in any respect when any such representation was made or schedule delivered, (iii) any act or omission in respect of a Lease Contract or its related Equipment occurring prior to the Closing Date on which the Lease Contract became a Trust Asset; provided, however, that Seller shall not be so required to indemnify Trustee, the Trust, Purchaser and the Certificateholders for or on account of or arising from or in connection with any breach of a representation or warranty a remedy for the breach of which is provided in Article VII, except in respect of claims, demands and causes of action of Lessees, Governmental Agencies, or other third parties, (iv) any claim of a Lessee including but limited to any product liability claim, (v) the early termination, rejection or non-assumption of a Lease Contract relating to a Lease Receivable or (vi) any dispute, claim, offset or defense of any Lessee to the payment of any Lease Receivable.

         (d) Seller shall also indemnify, defend and hold harmless Trustee, the Trust, Purchaser, Bond Insurer and the Certificateholders and their respective directors, officers, employees and agents, from and against any loss, liability or expense incurred by reason of the violation by any of such parties of federal or state securities laws in connection with the sale of the Certificates, to the extent such violation results from (i) any information furnished by or on behalf of Seller that in turn was furnished to the Certificateholders, or (ii) the failure of Seller to furnish to Purchaser any information known by any officer or agent of Seller and that was not otherwise known by any officer or agent of Purchaser or any of its Affiliates.

         (e) THE INDEMNITIES OF SELLER UNDER THIS SECTION 9.01 SHALL APPLY NOTWITHSTANDING THAT A CLAIM, DEMAND, LIABILITY, LOSS, COST OR EXPENSE IS ATTRIBUTABLE IN WHOLE OR IN PART TO THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

         (f) Indemnification under this Section 9.01 shall include reasonable out-of-pocket fees and expenses of counsel and expenses of litigation, shall survive the execution, delivery and performance of this Agreement regardless of any investigation made by the indemnified parties or any other Person, and shall also survive termination of the Trust or the repurchase of a Lease Contract. Payment of any amounts from the Seller under this Section 9.01 shall be solely from amounts distributed to the Seller pursuant to Section 4.08(b)(xv) of the Pooling and Servicing Agreement. If Seller shall have made any indemnity payments to Trustee, Purchaser, the Trust and the Certificateholders pursuant to this Section 9.01 and Trustee, Purchaser, the Trust and the Certificateholders thereafter shall collect any of such amounts from persons other than Seller, Trustee, Purchaser, the Trust or the Certificateholders, as the case may be, and shall promptly upon receipt thereof repay such amounts to Seller, without interest.

                                   ARTICLE X

                                 MISCELLANEOUS

         Section 10.01 Expenses. Whether or not the transactions contemplated by the Principal Agreements shall be consummated, Seller and Rockford shall pay and reimburse Purchaser for Purchaser's cost and expenses incurred in connection with such transactions, including without limitation, (i) Purchaser's reasonable out-of-pocket cost and expenses (other than the fees and expenses of Purchaser's legal counsel) incurred in preparing and reproducing the Principal Agreements and the





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Certificates, (ii) the reasonable out-of-pocket cost of Purchaser's performance of and compliance with all agreements and conditions contained in the Principal Agreements to be performed or complied with by Purchaser (including collateral audit fees for up to one year (or thereafter, if a Trigger Event or Funding Period Trigger Event has occurred)) and (iii) Bond Insurer's actual out-of-pocket expenses, including attorney's fees and expenses and audit fees. Payment of any amounts from the Seller under this Section 10.01 shall be solely from amounts distributed to the Seller pursuant to Section 4.08(b)(xv) of the Pooling and Servicing Agreement.

         Section 10.02 Survival. Each of the parties agrees that the representations, warranties and agreements made by it herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by the other parties hereto, notwithstanding any investigation heretofore or hereafter made by any such other party or on its behalf, and that the representations, warranties and agreements made by each of the parties hereto herein or in any such certificate or other instrument shall survive the delivery and payment for the Certificates. The provisions of this Section
10.02 shall survive any termination or cancellation of this Agreement.

         Section 10.03  [Intentionally Omitted.]

         Section 10.04  [Intentionally Omitted.]

         Section 10.05 Governing Law; Counterparts. This Agreement is to be governed by, and interpreted, construed and enforced in accordance with, the internal law of the State of New York without regard to principles of conflicts of laws. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

         Section 10.06 Amendments. This Agreement or any term hereof may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties hereto and with the prior written consent of Bond Insurer. Trustee shall promptly provide a copy of any amendment to this Agreement to each Rating Agency.

         Section 10.07 Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

         Section 10.08 Notices. All demands, notices, and communications under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (a) when delivered against receipt of registered or certified mail or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested; (b) when delivered by courier with appropriate evidence of receipt; or (c) upon transmission via facsimile transmission with appropriate evidence of receipt at the following address of the recipient: (i) in the case of Seller, at 747 Chestnut Ridge Road, Suite 300, Chestnut Ridge, New York 10977, (ii) in the case of Rockford, at 1851 East First Street, Suite 900, Santa Ana, California 92705, (iii) in the case of Trustee, at the Corporate Trust Office, (iv) in the case of Purchaser, at c/o CoreStates Bank, N.A., 1345 Chestnut Street; Philadelphia, Pennsylvania 19101,
Attn.: Conduit Administrator, and (v) in the case of Bond Insurer, at 113 King Street, Armonk, New York 10504 (fax number (914) 765-3810), Attn.: Insurer Portfolio Management-Structured Finance (IPM- SF). Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section
10.08 for giving notice and by otherwise complying with any applicable terms of this Agreement.

         Section 10.09 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or rights of the Certificateholders or Bond Insurer thereof.

         Section 10.10 Assignment. This Agreement may not be assigned by Seller or Rockford without the prior consent of the Majority Certificateholders and Bond Insurer. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding on, the parties hereto, and their successors and assigns.

         Section 10.11 Further Assurances. Seller and Rockford agree to do and perform from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by Trustee, Bond Insurer or Purchaser more fully to effect the purposes of this Agreement in a manner consistent with this Agreement, including, without limitation, the execution of any financing statements or continuation statements or other documents or instruments relating to the Trust Assets for filing under the provisions of the UCC or other relevant laws of any applicable jurisdiction.

         Section 10.12 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Trustee, Bond Insurer or the Certificateholders, any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

         Section 10.13 Third-Party Beneficiary. Bond Insurer is an express third party beneficiary of this Agreement and is entitled to enforce this Agreement as if it were a party hereto.

         Section 10.14 Intention of Parties. This Agreement and the transactions contemplated by the Pooling and Servicing Agreement have been structured with the intention that they will be treated as a financing transaction for purposes of federal, state and local income and franchise taxes and any other tax imposed on or measured by income and that the Certificates will be treated as indebtedness. Seller, Rockford and Purchaser agree to take no action inconsistent with the treatment of such transactions as a financing transaction and the Certificates as indebtedness for such tax purposes.

         Section 10.15 Non-Petition Covenant. Seller, Rockford, Bond Insurer, Trustee and Purchaser each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of the Certificates, it will not institute against, or join any other Person or entity in instituting against, the Trust, Seller or Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law.

         Section 10.16 Bond Insurer Default. If a Bond Insurer Default occurs and is continuing, Bond Insurer's right to consent hereunder and to direct the Trustee shall be suspended until remedied





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
and, during such suspension, in all provisions of this Agreement where Bond Insurer's consent or direction is required or permitted, the consent or direction of the Majority Certificateholders shall be required or permitted unless the terms of this Agreement require the consent or direction of a larger number of Holders.

         Section 10.17. Limited Recourse. Purchaser agrees that Certificates shall be limited recourse obligations of Seller payable solely from Trust Assets in accordance with the Pooling and Servicing Agreement. Bond Insurer, Rockford, Seller and Trustee each agree that the obligations of Purchaser hereunder shall be limited recourse obligations of Purchaser payable solely from funds payable to Purchaser as holder of the Class A Certificates in accordance with the Pooling and Servicing Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                               ROCKFORD LEASE FUNDING CORP.


                                           By: _________________________________
                                               Name: Larry Hartmann
                                               Title: President


                                               ROCKFORD INDUSTRIES, INC.


                                           By: _________________________________
                                               Name: Gerry J. Ricco
                                               Title: President


                                               TEXAS COMMERCE BANK NATIONAL
                                               ASSOCIATION, as Trustee


                                           By: _________________________________
                                               Name:
                                               Title:


                                               CENTRE SQUARE FUNDING CORPORATION


                                           By: _________________________________
                                               Name:
                                               Title:





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
                                    EXHIBITS

A        Description of "A" Credit Lease Criteria
B        Form of Sale Assignment
C        Form of Officer's Certificate (Seller)
D        Form of Officer's Certificate (Rockford)
E        Form of Opinions of Counsel for Seller and Rockford
F        UCC Filing Requirements
G        Capital Contribution Agreement
H        Historic Delinquency and Loss Data
I        Certificate Payment Instructions
J        UCC Searches
K        Asset Code List